Exhibit 99.1

NEWS

FOR RELEASE: 6:00 AM CT, Thursday, August 11, 2005

CHARTER COMMUNICATIONS PLANS TO ISSUE
$300 MILLION SENIOR NOTES

ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR - the "Company") announced today that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. intend to offer for sale $300 million principal amount of 8.75% Senior Notes due 2013 (the "Notes") in a private transaction. The Notes are expected to have terms substantially identical to the terms of the issuers’ existing 8.75% Senior Notes due 2013.

The net proceeds of this proposed issuance will be used for general corporate purposes, including to pay certain interest expenses of the issuers’ parent companies

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the Securities Act), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company said that, subject to market conditions, it anticipated that the sale would be completed within the next week. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

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Contacts:
David Andersen    Mary Jo Moehle
314-543-2213     314-543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.